Filed Pursuant to Rule 424(b)(3)

File Number 333-131816

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated September 6, 2006
to Prospectus declared
effective on August 9, 2006
(Registration No. 333-131816)

MICROFIELD GROUP, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated August 9, 2006.  The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus Supplement No. 1 together with the Prospectus.

The table set forth in the section of the Prospectus entitled “Selling Stockholders” is hereby updated to reflect the transfer of (i) 439,286 shares of common stock underlying warrants from Energy Fund III, LLC and (ii) 357,143 shares of common stock underlying warrants from Energy Fund IV, LLC . The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act of 1933.

The following shall appear within the Selling Stockholders table:

	Beneficial Ownership
Name of Selling	Prior to Offering		Shares
Stockholder	Shares	Percentage (1)	Offered
Energy Fund III, LLC	878,571	1.2%	878,571
Energy Fund IV, LLC	865,702	1.2%	865,702
S Capital, LLC	18,817	*	18,817
Kevin Pritchard	30,452	*	30,452
Steve Pritchard	4,704	*	4,704
John Gabriel	4,704	*	4,704

John Nash	11,735	*	11,735
Tavares Williams Jr.	18,819	*	18,819
L. Martin Brantley	18,736	*	18,736
Gerald W. Frank, Trustee of the Gerald W. Frank Revocable Living Trust dated 12/12/01	9,409	*	9,409
Bridgeview Dental LLC 401(k) Profit Sharing Plan fbo John Briles	28,226	*	28,226
Richard Wright	9,409	*	9,409
Daniel C. Carroll	9,581	*	9,581
Charles E. Mautz	28,216	*	28,216
Stanley W. Smith	34,904	*	34,904
Steve McClurg	11,635	*	11,635
George Communications, LLC	39,615	*	39,615
William Purcell	11,635	*	11,635
James F. Rippey, Trustee of the James F. Rippey Revocable Living Trust dated 5/4/04	11,635	*	11,635
Tracy Salzwedel	11,635	*	11,635
Aequitas Capital Management, Inc.	17,335	*	17,335
Reynold Roeder	41,038	*	41,038
Brent M. Cook	18,654	*	18,654
Timothy M. Rippey and Janice L. Rippey, Trustees of the Timothy M. Rippey Revocable Trust	18,654	*	18,654
James A. Bisenius	93,268	*	93,268
Craig P. Stuvland	37,307	*	37,307
Craig Zanon	37,307	*	37,307
Ted W. Clarke	14,923	*	14,923
Lincoln Ware	18,654	*	18,654
Michael L. Larson	9,327	*	9,327
Thane Cleland	24,679	*	24,679

* less than 1%

(1)  Percentage prior to offering is based on 73,728,975 shares of common stock outstanding as of June 30, 2006

Our common stock is listed on the OTC Bulletin Board under the symbol “MICG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 6, 2006.